Exhibit 99.1

PRESS RELEASE

February 25, 2008

Mission Community Bancorp; San Luis Obispo, CA

OTCBB Symbol:  MISS

FOR IMMEDIATE RELEASE

Mission Community Bancorp, San Luis Obispo, California, parent of Mission Community Bank, is pleased to announce the closing of its secondary stock offering on February 15, 2008.   The offering closed with a total of 410,644 new shares being issued for gross cash proceeds of $7,391,592.00.   Mission Community Bancorp filed a registration statement with the Securities and Exchange Commission for the offer and sale of shares of its common stock in June of 2007.  The company offered up to 597,000 shares of common stock at $18.00 per share, for sale on a best efforts basis, with a minimum of 166,667 shares being required to be sold in order to close the offering.  Seapower Carpenter Capital, Inc. was engaged by Mission Community Bancorp to assist in the sale of the company’s stock.

Anita Robinson, Chief Executive Officer stated “on behalf of the company’s Board of Directors we are very pleased with the successful outcome of our secondary stock offering during a most difficult time period for bank stocks in general.”  Ms. Robinson continued:  “The purchase of a significant amount of our shares offered by Carpenter Community BancFund, L.P., a fund formed in order to support new and growing community banks, and the investment in our shares by other strategic institutional investors such as National Community Investment Fund (NCIF) and Palladium Equity Partners, LLC., further enhances the ability of the Mission Community “family” to complete its community and financial goals.”

Mission Community

Mission Community Bancorp, a bank holding company, operates Mission Community Bank with offices in San Luis Obispo, Paso Robles and Arroyo Grande, and a Business Banking Center located in San Luis Obispo.

Mission Community Bank is a full service bank providing loan and deposit products in San Luis Obispo and northern Santa Barbara Counties.  A Department of the Treasury Certified Community Development Financial Institution, the bank has been the recipient of several grants and awards for its success in small business lending and community development banking services.

For More Information

For more information, please contact Anita Robinson at (805) 782-5000.

Forward-Looking Statements Disclosure

This news release contains forward-looking statements related to, among other things, business growth.  These statements are based on management’s current views and assumptions regarding future business performance.  Actual performance may vary due to competitive conditions, levels of marketing spending, economic factors such as energy prices, interest rates, or an economic slow-down or recession in our market area and other factors.